Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 5, 2026
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC.

REPORTS FIRST QUARTER 2026 EARNINGS

ROANOKE, Va.  (February 5, 2026)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $4.9 million, or $0.47 per share, for the first quarter ended December 31, 2025, compared to $5.3 million, or $0.51 per share, for the first quarter ended December 31, 2024.  The decrease reflected flat margins and higher costs for personnel, IT, property taxes and depreciation, which were partially offset by lower interest expense.  The Company filed a rate case in early December seeking $4.3 million in additional annualized revenue primarily to address these and other higher costs.  Interim rates went into effect January 1, 2026, subject to refund based on review by the State Corporation Commission.

Roanoke Gas remains focused on customer growth and enhanced system reliability and continues to make investments in its utility infrastructure.  CEO Paul Nester stated, “Our distribution system performed superbly this quarter.  Temperatures fluctuated significantly, averaging to colder than a year ago.  However, we did not have the sustained cold period that we experienced last year as reflected in margin.  Our steady customer growth has continued with new housing as well as a higher-than-normal number of reconnections this quarter.”

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include inflation, gas prices and supply, geopolitical considerations, expectations regarding the rate making, MVP operation and Southgate and Boost construction, along with risks included under Item 1-A in the Company’s fiscal 2025 Form10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,
	2025	2024

Operating revenues	$30,260,468	$27,289,486
Operating expenses	23,710,131	19,961,465
Operating income	6,550,337	7,328,021
Equity in earnings of unconsolidated affiliates	827,070	854,213
Other income, net	504,989	473,336
Interest expense	1,671,150	1,779,930
Income before income taxes	6,211,246	6,875,640
Income tax expense	1,328,381	1,605,951

Net income	$4,882,865	$5,269,689

Net earnings per share of common stock:
Basic	$0.48	$0.51
Diluted	$0.47	$0.51

Cash dividends per common share	$0.2175	$0.2075

Weighted average number of common shares outstanding:
Basic	10,219,791	10,259,717
Diluted	10,353,866	10,263,997

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
Assets	2025	2024
Current assets	$32,188,904	$35,920,737
Utility property, net	277,034,983	265,540,721
Other non-current assets	31,819,846	33,711,014

Total Assets	$341,043,733	$335,172,472

Liabilities and Stockholders’ Equity
Current liabilities	$40,099,501	$64,324,575
Long-term debt, net	137,997,452	111,336,132
Deferred credits and other non-current liabilities	46,515,305	47,750,676
Total Liabilities	224,612,258	223,411,383
Stockholders’ Equity	116,431,475	111,761,089

Total Liabilities and Stockholders’ Equity	$341,043,733	$335,172,472